94-34

                        Robert D. Mrlik        or     John E. Pluhowski
                        Vice President -              Director - Corporate
                        Investor Relations            Communications
                        (713) 831-1137                (713) 831-1149

FOR IMMEDIATE RELEASE

 AMERICAN GENERAL TO ACQUIRE THE FRANKLIN LIFE INSURANCE COMPANY FROM AMERICAN
                                 BRANDS, INC.

      Houston, November 30, 1994 -- American General Corporation (NYSE:AGC) and American Brands, Inc. (NYSE:AMB) today jointly announced the signing of a definitive agreement, under which American General will acquire The Franklin Life Insurance Company, a wholly-owned life insurance subsidiary of American Brands for $1.17 billion in cash. The transaction, which is subject to requisite regulatory approvals, is expected to close in the first quarter of 1995.
      Franklin Life, with assets of $7.4 billion and life insurance in force of $35 billion, is a leading provider of individual life insurance to families throughout the United States. Together with its subsidiaries, the company also markets group life insurance, annuities, disability income, universal life, and variable universal life. Franklin Life's career agency sales force includes more than 3,000 agents operating through 34 regional offices. American General plans to continue to operate Franklin Life from its headquarters in Springfield, Illinois, where it was founded in 1884.
      The combination of Franklin Life and the life insurance subsidiaries of American General will have assets of $22 billion and life insurance in force of $128 billion, and will rank among the nation's top 10 largest stock life insurance companies. Both companies share a common commitment to providing personalized financial services to middle-income households through a career distribution system.
      In commenting on the transaction, Harold S. Hook, chairman and chief executive officer of American General, said, "We have long admired The Franklin, and in particular, their outstanding agency force. Franklin Life is a solid strategic fit and the combination reinforces American General's commitment to ordinary life insurance. We expect the transaction to be non-dilutive to earnings in the first year, to add value for shareholders, and to benefit the employees, agents, and customers of both companies."


                                   - more -


                                   * * * * *
      American General is one of the nation's largest consumer financial services organizations with assets of more than $45 billion and shareholders' equity of $4.0 billion. Headquartered in Houston, it is a leading provider of retirement annuities, consumer loans, and life insurance. American General Corporation common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.
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